UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 19, 2021

TIMBER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37411	59-3843182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Tice Blvd, Suite A26

Woodcliff Lake, NJ 07677

(Address of principal executive offices)

Registrant’s telephone number, including area code: (973) 314-9570

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value	TMBR	The NYSE American, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2021, Timber Pharmaceuticals, Inc. (the “Company”) announced that Alan Mendelsohn, M.D., has been appointed as the Company’s Chief Medical Officer, effective February 4, 2021 (the “Effective Date”). In connection with Dr. Mendelsohn’s appointment, Amir Tavakkol, Ph.D., resigned as the Company’s Chief Scientific Officer, effective February 4, 2021.

Dr. Mendelsohn, 59, is a board-certified pediatric cardiologist with over 20 years of experience in clinical development and medical affairs. Prior to joining the Company, he served as Associate Vice President of Dermatology Medical Affairs for Sun Pharmaceuticals Industries Limited since December 2016. Dr. Mendelsohn has also served as Senior Director at Pfizer from November 2014 through December 2016 as well as Senior Director of Immunology Research and Development for Janssen Pharmaceuticals from November 2006 through January 2014. He has also served in various leadership roles at Centocor Inc., a Johnson & Johnson (NYSE: JNJ) company. Dr. Mendelsohn holds an M.D. from the State University of New York Health Science Center at Brooklyn.

In connection with Dr. Mendelsohn’s appointment to Chief Medical Officer, Dr. Mendelsohn accepted an offer letter (the “Offer Letter”) from the Company on January 19, 2021. Pursuant to the Offer Letter, the Company has agreed to pay Dr. Mendelsohn: (i) a base salary of $300,000 per year, (ii) eligibility for a bonus of up to 50% of his base salary based on company and individual targets to be developed, and (iii) a sign-on bonus of $25,000 on the first three anniversaries of the Effective Date ($75,000 over three years), subject to continued employment and remaining in good standing on each anniversary date. Dr. Mendelsohn is also eligible to participate in any Company employee benefit plans and entitled to paid vacation in accordance with the Company’s vacation policy on the same basis as other executive employees. The Offer Letter constitutes an at-will agreement.

It is intended that Dr. Mendelsohn receive an option grant to purchase 347,991 shares of Company common stock pursuant to the Company’s 2020 Omnibus Equity Incentive Plan, subject to Company board approvals and stockholder approval of an increase in the number of shares authorized for issuance under the Plan at the 2021 Annual Meeting of Stockholders. The grant will vest in the following manner: 25% will vest on the first anniversary of the grant date, and the balance of the shares underlying the options will vest in equal monthly installments over the next three years, provided Dr. Mendelsohn continues to provide continuous services to the Company as of such vesting date. In the event requisite approvals are not obtained, alternative incentive compensation will be negotiated in good faith.

There is no family relationship between Dr. Mendelsohn and any director or executive officer of the Company. There are no transactions between Dr. Mendelsohn and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

The above description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Offer Letter, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

A copy of the press release that discusses this matter is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

10.1	Offer Letter, dated January 19, 2021, between the Company and Alan Mendelsohn, M.D.

99.1	Press Release, dated January 25, 2021

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Timber Pharmaceuticals, Inc.

Date: January 25, 2021	By:	/s/ John Koconis
	Name:	John Koconis
	Title:	Chief Executive Officer

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